Exhibit 10.2

FORM OF

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is entered into effective as of [ ], 2025 (the “Effective Date”) by and between Tempest Therapeutics, Inc., a Delaware corporation having its principal place of business located at 2000 Sierra Point Parkway, Suite 400, Brisbane, CA 94005 (“Company”), and [ ], an individual with a principal address set forth below (“Consultant”).

WHEREAS, the Consultant has been the [ ] of the Company and has professional expertise to oversee its operations, including in connection with a strategic transaction;

WHEREAS, the Company desires to retain Consultant as an independent contractor to perform consulting services for the Company; and

WHEREAS, Consultant is willing to perform such services, on the terms described below.

Agreement

In consideration of the mutual promises contained herein, the parties agree as follows:

1.
Services and Compensation. Consultant agrees to perform for the Company the services described in Exhibit A attached hereto and made a part hereof as requested by the Company from time to time (the “Services”), and the Company agrees to pay Consultant the compensation described in Exhibit A for Consultant’s performance of the Services. If not specified on Exhibit A, the scope, timing, duration, and site of performance of said Services shall be mutually and reasonably agreed to by the Company and Consultant and are subject to change upon the written agreement of both parties. Consultant will provide the Services in a timely and professional manner consistent with industry practices and in compliance with applicable laws, rules regulations, guidelines and regulatory requirements including without limitation, applicable privacy and protection of personal information laws, anti-fraud, anti-corruption and anti-bribery laws, United States export control laws, and Company safety rules in the performance of the Services. If Consultant’s work requires a professional license or similar authorization, Consultant warrants and represents that he/she has obtained that license or authorization, and it is in full force and effect. If Consultant is required to obtain the consent of Consultant’s employer, Consultant shall obtain such consent prior to commencing any activities or accepting any payment hereunder. If applicable, Consultant agrees to provide to Company copies of any policies or guidelines relating to Consultant's obligations to Consultant’s employer and outside consulting services, promptly upon request by Company. If Consultant is required by Consultant’s employer to make any disclosure or take any action that conflicts with the Services to be provided by Consultant hereunder or is contrary to the terms of this Agreement, Consultant will promptly in writing notify Company of such obligation, specifying the nature of such disclosure or action, prior to making such disclosure or taking such action. The compensation set forth on Exhibit A shall constitute full payment for Services during the Term of this Agreement, and Consultant will receive no other remuneration resulting from or based upon the Services, nor shall Consultant receive any additional benefits or compensation for the Services. Consultant shall be paid only for actual Services performed in accordance with this Agreement.
2.
Confidentiality.
2.1
Definitions. “Confidential Information” means all data, information, technology and samples owned or possessed by the Company, including without limitation pertaining to its plans, products, technologies, business, financial, marketing, research, development, non-clinical, clinical or regulatory affairs including in relation to clinical trials, protocols and results, intellectual properties, manufacturing processes, methods and procedures, or information of any other third party, from whom the Company receives information on a confidential basis, whether written, graphic or oral, furnished to Consultant by or on behalf of the Company, either directly or indirectly, or obtained or observed by Consultant while providing Services hereunder, and the Services to be provided by Consultant hereunder. Confidential Information also includes all Inventions (as defined below) and any other data, documentation, information or materials in whatever form generated, developed or produced in connection with the Services, alone or with others, and copies and derivations of and improvements on any Confidential Information. Without limiting the preceding sentence, Consultant’s obligations under Section 2.2 shall not apply to information that Consultant can establish by competent written evidence: (a) has become publicly known and made generally available through no wrongful act or omission on the part of Consultant; (b) at the time of disclosure to Consultant by the Company, is known by Consultant from Consultant’s own sources and as evidenced by Consultant’s then-contemporaneous written records; or (c) has been rightfully received by Consultant on a non-confidential basis from a third party legally and contractually entitled to make such disclosures; provided that any combination of individual items of information shall not be deemed to be within any of the foregoing exceptions merely because one or more of the individual items are within such exception, unless the combination as a whole is within such exception.
2.2
Nonuse and Nondisclosure. Consultant will not, during or subsequent to the Term (as defined below) of this Agreement: (a) use the Confidential Information for any purpose whatsoever other than as necessary for the performance of the Services on behalf of the Company; (b) use any Confidential Information to apply for, secure or perfect any intellectual property rights; (c) attempt to modify or reverse engineer (or otherwise determine the chemical structure or sequence of) any Confidential Information without the prior written consent of Company or (d) disclose the Confidential Information to any third party, without the prior written consent of an authorized representative of the Company. Consultant agrees that, as between the Company and Consultant, all Confidential Information will remain the sole property of the Company. Consultant also agrees to hold in the strictest confidence and take all necessary and reasonable precautions to prevent any unauthorized disclosure or use of such Confidential Information. Anything to the contrary notwithstanding, Consultant may disclose Confidential Information to the extent such disclosure is compelled by law, rule, regulation or a court of competent jurisdiction; provided that Consultant (x) promptly (and in any event, prior to such disclosure) notifies the Company in writing of such requirement, (y) uses his/her/their best efforts to assist Company in challenging or limiting such disclosure or seeking a protective order or similar confidential protection as may be available, and (z) only discloses that portion of the Confidential Information that is legally required to be disclosed. For the avoidance of doubt, such Confidential Information maintains its confidentiality protection for all other purposes other than such legally-compelled disclosure. Consultant acknowledges that the use or disclosure of Confidential Information without the Company’s express written permission may cause the Company irreparable harm and that any breach or threatened breach of this Section 2 by Consultant will entitle the Company to seek to obtain injunctive relief and reasonable attorneys’ fees, in addition to any other legal remedies available to it, in any court of competent jurisdiction without having to prove actual damages or post a bond.
2.3
Third-Party Confidential Information.
(a)
Consultant recognizes that the Company has received, and in the future may receive, from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that, during the Term of this Agreement and thereafter, Consultant owes the Company and such third parties a duty to hold all such confidential or proprietary information, which shall be deemed Confidential Information for purposes of this Agreement, in the strictest confidence and not to disclose it to any person, firm or other entity or to use it except as necessary in carrying out the Services for the Company consistent with the Company’s agreement with such third party.
(b)
Consultant agrees that Consultant will not use or disclose to Company, in connection with Consultant’s work for or for the benefit of Company, any confidential or proprietary information or trade secrets of any former or current employer or other person or entity with which Consultant has an agreement or duty to keep in confidence such information. Consultant also agrees that Consultant will not bring onto the premises of Company any unpublished document or confidential or proprietary information or trade secrets belonging to such employer, person or entity unless consented to in writing by the same. Consultant further agrees that any property situated on Company’s premises and owned by Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time without notice. Consultant also recognizes and agrees that Consultant has no expectation of privacy with respect to Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages), and that Consultant’s activity, and any files or messages, on or using any of those systems, may be monitored at any time without notice.
2.4
Return of Materials. Upon the expiration or termination of this Agreement, or upon the Company’s earlier request, Consultant will promptly deliver to the Company, and will not keep in Consultant’s possession, recreate or deliver to anyone else, any and all Company property, including, but not limited to, Confidential Information, tangible embodiments of Inventions, all devices and equipment belonging to the Company, all electronically-stored information and passwords to access such property, those records maintained pursuant to Section 3.5, and any reproductions of any of the foregoing items that Consultant may have in Consultant’s possession or control; and, upon the Company’s request, Consultant agrees to certify in writing that Consultant has fully complied with this obligation.

3.
Ownership.
3.1
Assignment. Consultant agrees that all deliverables including data, reports and other work product, and all information (including without limitation, business plans and/or business information), technology, know-how, materials, notes, records, drawings, designs, inventions, ideas, discoveries, enhancements, modifications, improvements, developments, devices, compositions, trade secrets, processes, methods and/or techniques, whether or not patentable or copyrightable, that are conceived, generated, made, discovered, developed or reduced to practice by Consultant, solely or jointly with others, in the course of performing Services or through the use of Confidential Information or the facilities, equipment, supplies or materials of the Company (collectively, “Inventions”), are and shall be the sole and exclusive property of the Company. Consultant agrees to disclose such Inventions promptly in writing to the Company and without additional consideration, hereby irrevocably assigns, and to the extent not assignable at present, agrees to assign, to the Company all right, title and interest in and to any and all such Inventions, including all intellectual property rights therein and thereto and enforcement rights. Any assignment to the Company of Inventions includes all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively, “Moral Rights”). To the extent that Moral Rights cannot be assigned under applicable law, Consultant hereby waives and agrees not to enforce any and all Moral Rights, including, without limitation, any limitation on subsequent modification, to the extent permitted under applicable law.
3.2
Further Assurances. Consultant will sign, execute and acknowledge, without cost but at the expense of the Company, any and all documents, and to perform such acts, as may be necessary, useful or convenient for the purposes of perfecting the foregoing assignment of such Inventions and to obtain, enforce and/or defend intellectual property rights, including copyright and patent rights, in any and all countries with respect to such Inventions. Consultant also agrees that Consultant’s obligation to sign, execute and acknowledge any such documents shall continue after the expiration or earlier termination of this Agreement. It is understood and agreed that Company or Company’s designee shall have the sole right, but not the obligation, to prepare, file, prosecute and maintain patent applications and patents worldwide with respect to Inventions.
3.3
Pre-Existing Materials. Subject to Section 3.1, Consultant agrees that if, in the course of performing the Services, Consultant incorporates into any Invention developed hereunder or otherwise uses in the performance of any Services, any invention, improvement, development, concept, discovery or other proprietary subject matter owned by Consultant or in which Consultant has an interest prior to, or separate from, performing the Services under this Agreement (“Prior Inventions”), Consultant will inform Company in writing thereof, and without additional consideration, Consultant hereby grants, and to the extent such grant cannot be made at present, agrees to grant, to the Company a non-exclusive, fully paid up, royalty-free, perpetual, irrevocable, transferable, worldwide license, with right to grant and authorize sublicenses through multiple tiers, to make, have made, modify, reproduce, display, use, distribute, adapt, prepare derivative works of, display, perform, offer for sale, sell, import, export and otherwise practice and exploit such Prior Invention.

3.4
Attorney-in-Fact. Consultant agrees that, if the Company is unable because of Consultant’s unavailability, mental or physical incapacity, or for any other reason, to secure Consultant’s signature for the purpose of applying for or pursuing any application or registration for any intellectual property rights covering any Invention, then Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s agent and attorney-in-fact, to act for and on Consultant’s behalf to execute and file any such applications and any associated documents, and to do all other lawfully permitted acts, to further the prosecution and issuance of such intellectual property rights thereon with the same legal force and effect as if executed by Consultant. This power of attorney shall be deemed coupled with an interest and shall be irrevocable.
3.5
Maintenance of Records. Consultant agrees to keep and maintain adequate, current, accurate, complete and authentic written records of all work conducted under this Agreement, and all Inventions. The records shall be in the form of notes, sketches, drawings, electronic files, reports, laboratory notebooks that are signed, dated and witnessed, or any other format that is customary in the industry and/or otherwise specified by the Company and shall properly reflect all work done and results achieved in sufficient detail and in a good scientific manner appropriate for patent and regulatory purposes. Such records are and remain the sole property and Confidential Information of the Company at all times and upon Company’s request, Consultant shall deliver (or cause to be delivered) such records (or copies thereof, if requested) to Company or its designee, and Company and its designees shall have the right to audit, inspect and copy any such records.
3.6
Reports. For time to time during the term of this Agreement, or otherwise at the request of the Company, Consultant agrees to keep the Company advised as to Consultant’s progress in performing the Services under this Agreement. Consultant further agrees that Consultant will, as reasonably requested by the Company, prepare written reports with respect to such progress. The Company and Consultant agree that the reasonable time expended in preparing such written reports will be considered time devoted to the performance of the Services. All such reports prepared by Consultant shall be the sole property and Confidential Information of the Company.
3.7
No Implied Rights or Licenses. No rights or licenses, including without limitation to trademarks, inventions, copyrights, patents or other intellectual properties or to any Confidential Information, are implied or granted to Consultant, whether by implication, estoppel or otherwise, under this Agreement.
4.
Representations and Warranties; Limitation of Liability.
4.1
Representations and Warranties. Consultant represents and warrants to the Company that Consultant is legally able to enter into this Agreement and that Consultant’s execution, delivery and performance of this Agreement does not, and will not, violate or conflict with any agreement, arrangement or understanding, written or oral, to which Consultant is a party or by which Consultant is bound. Consultant further certifies, represents and warrants that Consultant has never been: (a) debarred or convicted of a crime for which a person or entity can be debarred under Section 306(a) or 306(b) of the United States Generic Drug Enforcement Act of 1992 or under 42 U.S.C. Section 1320a‑7 or any foreign equivalent; or (b) sanctioned by, suspended, excluded, or otherwise deemed ineligible to participate in any federal health care program including Medicare and Medicaid, or any other federal procurement or non-procurement programs. Should Consultant be debarred, convicted or sanctioned as described above, Consultant shall immediately notify the Company of such debarment, conviction or sanction and Company shall have the right to terminate this Agreement upon written notice to Consultant.
4.2
Limitation of Liability. IN NO EVENT SHALL COMPANY BE LIABLE TO CONSULTANT OR TO ANY OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES FOR LOST PROFITS, LOSS OF USE OR LOSS OF BUSINESS, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY, WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHER THEORY OF LIABILITY, REGARDLESS OF WHETHER COMPANY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. IN NO EVENT SHALL COMPANY’S LIABILITY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT EXCEED THE AMOUNTS PAID BY COMPANY TO CONSULTANT UNDER THIS AGREEMENT FOR THE SERVICES GIVING RISE TO SUCH LIABILITY.
5.
Term and Termination.
5.1
Term. The initial term of this Agreement (the “Term”) shall commence on the Effective Date and shall remain in full force and effect for one (1) year unless earlier terminated as provided in Section 5.2. The Term may be extended by the mutual written agreement of the parties.
5.2
Termination. Company may terminate this Agreement for any reason or no reason upon written notice to Consultant. Consultant may terminate this Agreement on written notice to Company if Company breaches any material provision of this Agreement and does not cure such breach within thirty (30) days after receipt of Consultant’s written notice of such breach.
5.3
Survival. Upon termination of this Agreement, all rights and duties of the parties hereunder shall cease except:
(a)
The Company will pay, within thirty (30) days after receipt of Consultant’s final statement, all undisputed amounts due and owing to Consultant for unpaid Services properly completed and accepted by the Company prior to the termination date and related reimbursable expenses, if any, submitted in accordance with the provisions of Exhibit A; and
(b)
Sections 1, 2, 3, 4, 5.3, 6, 7, 8 and 9 will survive the expiration or any termination of this Agreement.
6.
Independent Contractor; Benefits; Taxes.
6.1
Independent Contractor; Government Employee Status.
(a)
It is the express intention of the Company and Consultant that Consultant performs the Services as an independent contractor to the Company, and nothing in this Agreement should be construed to create an agency, partnership, joint venture or employer-employee relationship. Consultant (a) is not the agent, employee or representative of the Company and (b) is not authorized to bind the Company to any liability or obligation, or to represent that the Consultant has any such authority. Consultant warrants and represents that Consultant is customarily engaged in an independently established business of the same nature as that involved in the work performed hereunder.
(b)
In the event that Consultant becomes employed by a federal, state, local, or foreign government (or an agency thereof) (collectively a “government employee”), Consultant shall certify that performance of the Services, and receipt of compensation and/or reimbursement hereunder: (i) do not conflict with any contractual obligation or terms of Consultant’s employment or official duties; and (ii) do not violate any law, policy or ethics rules relating to Consultant’s employment and Consultant’s performance of Services as an independent consultant to Company. Consultant shall further certify that Consultant has and will take any actions required by the entity or agency by which s/he is employed or to which s/he has been elected/appointed related to the Services and compensation/reimbursement hereunder, which may include, by way of example, disclosure of outside financial relationships, approval of outside consulting arrangements, and recusal from participation in certain decision-making activities. Failure to comply fully with this Section shall constitute a material breach of this Agreement, and Company reserves the right to require Consultant to refund any compensation, expenses, or costs hereunder, in addition to any other legal rights Company may have.
6.2
Benefits. The Company and Consultant agree that Consultant will receive no Company-sponsored benefits from the Company. If Consultant is reclassified by a state or federal agency or court as the Company’s employee, Consultant will become a reclassified employee and will receive no benefits from the Company, except those mandated by state or federal law, even if by the terms of the Company’s benefit plans or programs of the Company in effect at the time of such reclassification, Consultant would otherwise be eligible for such benefits. Your outstanding equity awards shall continue to be governed by the plan and applicable grant notices and agreements under which they were granted.
6.3
Taxes and Withholdings. The Company shall not be responsible for paying any federal, state or local taxes on compensation, and Consultant shall be solely responsible for the payment thereof. The Company may, however, report payments made to Consultant hereunder to tax authorities. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement. Consultant further agrees to accept exclusive liability for complying with all applicable state and federal laws, including laws governing self-employed individuals, if applicable, such as laws related to payment of taxes, social security, disability, and other contributions based on fees paid to Consultant under this Agreement. The Company will not withhold or make payments for social security, unemployment insurance or disability insurance contributions, or obtain workers’ compensation insurance on Consultant’s behalf. Consultant hereby agrees to indemnify and defend the Company against any and all such taxes or contributions, including penalties and interest. Consultant agrees to provide proof of payment of appropriate taxes on any fees paid to Consultant under this Agreement upon reasonable request of the Company.

7.
Conflicting Obligations; Nonsolicitation; Non-Disclosure.
7.1
Conflicting Obligations. Consultant agrees to use his/her best efforts: (a) to segregate Consultant’s Services performed under this Agreement from Consultant’s work done for any other corporation, institution or other person or entity so as to minimize any questions of disclosure of, or rights under, any inventions; (b) to notify the Chair of the Board, Chief Executive Officer, President or similar senior executive officer of the Company in writing if at any time the Consultant believes that such questions may result from his/her/their performance under this Agreement; and (c) to assist Company in fairly resolving any questions in this regard which may arise. The Services performed hereunder will not be conducted on time that is required to be devoted to any other third party. Consultant shall not use the funding, resources, personnel and/or facilities of any other third party, without the prior written consent of Company, to perform Services hereunder and shall not perform the Services hereunder in any manner that would give any third party rights, licenses or access to any work product (including Inventions) of such Services. In addition, Consultant will not, during the Term, enter into any agreement or modification of any existing agreement or arrangement (whether written or oral) that is inconsistent with or otherwise conflicts with Consultant’s obligations under this Agreement.
7.2
Non-Disclosure. Consultant agrees that without the prior written consent of the Company, Consultant will not intentionally generate any publicity, news release or other announcement concerning the engagement of Consultant hereunder or the Services to be performed by Consultant hereunder or otherwise utilize the name of the Company or any of its affiliates or their employees for any advertising or promotional purposes.
8.
Voluntary Nature of Agreement. Consultant acknowledges and agrees that Consultant is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Consultant further acknowledges and agrees that Consultant has carefully read this Agreement and has asked any questions needed to understand the terms, consequences and binding effect of this Agreement and fully understand it to his/her satisfaction. Finally, Consultant agrees that Consultant has been provided an opportunity to seek the advice of an attorney of his/her/their choice before signing this Agreement.
9.
Miscellaneous.
9.1
Governing Law. This Agreement shall be governed by the laws of California without regard to conflicts of law rules. To the extent that any lawsuit is permitted under this Agreement, the parties hereby expressly consent to the personal and exclusive jurisdiction and venue of the state and federal courts located in San Francisco County, California.
9.2
Assignability. In light of the unique and specialized nature of Consultant’s services, Consultant shall not subcontract any portion of Consultant’s duties, nor assign, transfer or delegate any of his/her/their rights or obligations under this Agreement without the express prior written consent of the Company, and any such attempted subcontracting, assignment, delegation or transfer shall be null and void. Company may assign this Agreement, and its rights and obligations hereunder, without the consent of Consultant.

9.3
Entire Agreement. This Agreement (including the Exhibit attached hereto) constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior written and oral agreements between the parties regarding the subject matter of this Agreement.
9.4
Headings. Headings are used in this Agreement for reference only and shall not be considered when interpreting this Agreement.
9.5
Notices. Any notice or other communication required or permitted by this Agreement to be given to a party shall be in writing and shall be deemed given if delivered personally or by commercial messenger or nationally recognized overnight delivery service (e.g., Federal Express, UPS) or mailed by U.S. registered or certified mail (return receipt requested) to such party at such party’s address written below or at such other address as such party may have previously specified by like notice. If by mail, delivery shall be deemed effective three (3) business days after mailing in accordance with this Section 9.5.

If to the Company, to:

Tempest Therapeutics, Inc.

2000 Sierra Point Parkway, Suite 400

Brisbane, CA 94005 Attention: Legal Department

With a copy to: contracts@tempesttx.com

If to Consultant, to the address for notice on the signature page to this Agreement or to a more recent address of Consultant provided by Consultant to the Company in writing.

9.6
Amendments; Waiver. No modification of or amendment to this Agreement or the Exhibit, or any waiver of any rights under this Agreement, will be effective unless in writing and signed by Consultant and the Company. Waiver of any term or provision of this Agreement or forbearance to enforce any term or provision by either party shall not constitute a waiver as to any subsequent breach or failure of the same term or provision or a waiver of any other term or provision of this Agreement.
9.7
Attorneys’ Fees. In any court action at law or equity that is brought by one of the parties to this Agreement to enforce or interpret the provisions of this Agreement, the prevailing party will be entitled to reasonable attorneys’ fees, in addition to any other relief to which that party may be entitled.
9.8
Further Assurances. Without limiting Section 3.2 above, Consultant agrees, upon request, to execute and deliver any further documents or instruments necessary or desirable to carry out the purposes or intent of this Agreement.
9.9
Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, this Agreement shall continue in full force and effect without said provision, provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to either Company or Consultant.

9.10
Counterparts and Facsimiles. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Signatures delivered by electronic transmission (e.g., portable document format (PDF)) shall be deemed to be binding as originals for all purposes.
9.11
Defend Trade Secrets Act of 2016. Consultant acknowledges receipt of the following notice under 18 U.S.C. § 1833(b)(1): “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”
9.12
Certain Claims. Consultant understands that this Agreement does not prohibit Consultant from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, the National Labor Relations Board, or the workers’ compensation board.

[Signature Page Follows]

In Witness Whereof, the parties hereto have executed this Agreement as of the Effective Date.

[EXECUTIVE]	Tempest Therapeutics, Inc.
By:	By: Name: Title: